Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Standard Register Company and subsidiaries for the period ended June 29, 2008, as indicated in our report dated August 5, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, is incorporated by reference in this Form 10-Q, into the Company’s previously filed Registration Statements File No.'s 333-02683, 333-05231, 333-15851, 333-43055, 333-51189, 333-51181, 333-57779, 333-84483 and 333-86492.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/BATTELLE & BATTELLE LLP

Dayton, Ohio

August 5, 2008